UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RIMAGE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1577970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South
Minneapolis, Minnesota 55439
(Address of principal executive offices and zip code)

Rimage Corporation Second Amended and Restated 2007 Stock Incentive Plan
(Full Titles of the Plans)

Sherman L. Black President and Chief Executive Officer Rimage Corporation 7725 Washington Avenue South Minneapolis, Minnesota 55439 (952) 944-8144	Copy to: Charles P. Moorse April Hamlin Lindquist & Vennum, PLLP 4200 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402 (612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	500,000	$14.21	$7,105,000	$824.90

(1)	The shares registered by this registration statement are additional shares of Common Stock reserved for issuance under the Rimage Corporation Second Amended and Restated 2007 Stock Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices per share of the Company’s Common Stock on The NASDAQ Global Select Market on August 5, 2011.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Rimage Corporation (the “Company”) to register an additional 500,000 shares of its common stock authorized for issuance under the Rimage Corporation 2007 Stock Incentive Plan. On May 15, 2007, the shareholders of the Company adopted the 2007 Stock Incentive Plan and authorized 730,320 shares of common stock to be reserved for issuance under that plan.

The Company filed a Registration Statement on Form S-8 on November 13, 2007 to register the 730,320 shares (File No. 333-147344). On May 13, 2009, the Company’s shareholders approved the Rimage Corporation Amended and Restated 2007 Stock Incentive Plan, including an amendment to increase the number of shares authorized under the plan by 500,000. The Company filed a Registration Statement on Form S-8 on August 11, 2009 to register the additional 500,000 shares (File No. 333-161262). On May 11, 2011, the Company’s shareholders approved the Rimage Corporation Second Amended and Restated 2007 Stock Incentive Plan, including an amendment to increase the number of shares authorized under the plan by 500,000. The additional 500,000 shares are covered by this Registration Statement. Pursuant to General Instruction E of Form S-8, the contents of the earlier registration statements are incorporated herein by reference.

PART I

Pursuant to the note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement and documents containing the information specified in such Part I have been delivered to participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.        Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2010;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(c)	Definitive Proxy Statement dated April 8, 2011 for the Annual Meeting of Rimage Corporation Shareholders held on May 11, 2011;

(d)	The Company’s Current Reports on Form 8-K dated February 23, 2011, March 11, 2011, April 28, 2011, May 11, 2011, June 16, 2011 and July 28, 2011; and

(e)	The description of the Company’s common stock contained in its Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed to update such description filed subsequent to the date hereof and prior to the termination of the offering of the common stock offered hereby.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of shares of Common Stock will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of these documents.

Item 4.        Description of Securities.

The description of the Company’s Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Statutes and Article 9 of the Company’s Amended and Restated Bylaws require, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the Company against judgments, penalties and fines (including attorneys’ fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the Company, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subdiv. 3, of the Minnesota Statutes requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Company also maintains an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit

4.1	Rimage Corporation Second Amended and Restated 2007 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders held on May 11, 2011)
5.1	Opinion of Lindquist & Vennum PLLP
23.1	Consent of Lindquist & Vennum PLLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

Item 9.        Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 8, 2011.

RIMAGE CORPORATION

By	/s/ Sherman L. Black
Sherman L. Black, Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Rimage Corporation hereby constitute and appoint Sherman L. Black and James R. Stewart, each acting alone, with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 8, 2011.

/s/ Sherman L. Black	Chief Executive Officer and President (principal executive officer), Director
Sherman L. Black

/s/ James R. Stewart	Chief Financial Officer (principal financial and accounting officer)
James R. Stewart

/s/ James L. Reissner	Director
James L. Reissner

/s/ Thomas F. Madison	Director
Thomas F. Madison

/s/ Steven M. Quist	Director
Steven M. Quist

/s/ Lawrence M. Benveniste	Director
Lawrence M. Benveniste

/s/ Philip D. Hotchkiss	Director
Philip D. Hotchkiss